                                                                      Exhibit 12


                       MERCK & CO., INC. AND SUBSIDIARIES

               Computation Of Ratios Of Earnings To Fixed Charges

                         (In millions except ratio data)


                                  Six Months
                                     Ended                        Years Ended December 31
                                    June 30    -----------------------------------------------------------
                                     2000        1999         1998        1997         1996         1995
                                   --------    --------     --------    --------     --------     --------
Income Before Taxes                $4,671.3    $8,619.5     $8,133.1    $6,462.3     $5,540.8     $4,797.2

Add:
 One-third of rents                    32.3        66.7         56.0        47.0         41.0         28.1
 Interest expense, net                178.9       236.4        150.6        98.2        103.2         60.3
 Preferred stock dividends             89.0       120.7         62.1        49.6         70.0          2.1
                                   --------    --------     --------    --------     --------     --------
  Earnings                         $4,971.5    $9,043.3     $8,401.8    $6,657.1     $5,755.0     $4,887.7
                                   ========    ========     ========    ========     ========     ========

One-third of rents                 $   32.3    $   66.7     $   56.0    $   47.0     $   41.0     $   28.1
Interest expense                      233.3       316.9        205.6       129.5        138.6         98.7
Preferred stock dividends              89.0       120.7         62.1        49.6         70.0          2.1
                                   --------    --------     --------    --------     --------     --------
  Fixed Charges                    $  354.6    $  504.3     $  323.7    $  226.1     $  249.6     $  128.9
                                   ========    ========     ========    ========     ========     ========

Ratio of Earnings
 to Fixed Charges                        14          18           26          29           23           38
                                         ==          ==           ==          ==           ==           ==

For purposes of computing these ratios, "earnings" consist of income before taxes, one-third of rents (deemed by the Company to be representative of the interest factor inherent in rents), interest expense, net of amounts capitalized, and dividends on preferred stock of subsidiary companies. "Fixed charges" consist of one-third of rents, interest expense as reported in the Company's consolidated financial statements and dividends on preferred stock of subsidiary companies.